Exhibit 99.1

WSFS Financial Corporation Announces Pricing of Senior Notes Offering

December 4, 2020

WILMINGTON, Del., Dec. 04, 2020 (GLOBE NEWSWIRE) -- WSFS Financial Corporation (Nasdaq:WSFS), the parent company of WSFS Bank, today announced the pricing of its underwritten public offering of $150,000,000 million aggregate principal amount of Fixed-to-Floating Rate Senior Notes due 2030 (the “Notes”). The Notes will bear interest from and including December 8, 2020 to but excluding December 15, 2025, at a fixed rate of 2.75% per annum, payable semi-annually in arrears. From and including December 15, 2025 to but excluding the maturity date or earlier redemption date, the interest rate will reset quarterly at an annual floating rate equal to a benchmark rate (which is expected to be Three-Month Term SOFR (as defined in the Notes)) plus 248.5 basis points, payable quarterly in arrears. The Notes were offered to the public at 100% of their face amount.

WSFS Financial Corporation expects to use the net proceeds from the sale of the Notes for general corporate purposes including, but not limited to, financing organic growth, acquisitions, repurchases of common stock, and redemption of outstanding indebtedness. The offering is expected to close on or about December 8, 2020, subject to customary closing conditions.

Piper Sandler & Co. and Keefe, Bruyette & Woods, A Stifel Company, are acting as joint book-running managers for the Notes offering. Boenning & Scattergood, Inc. is acting as co-manager in the Notes offering.

The Notes are being offered pursuant to an effective registration statement (File No. 333-235572) which WSFS filed with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus supplement and accompanying base prospectus. WSFS has filed a preliminary prospectus supplement to the base prospectus with the SEC for the Notes to which this communication relates, and will file a final prospectus supplement relating to the Notes with the SEC. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents WSFS has filed or will file with the SEC for more complete information about WSFS and the offering.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering of the Notes can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained from: Piper Sandler & Co., at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, by email at fsg-dcm@psc.com, or by calling 1 (866) 805-4128; Keefe, Bruyette & Woods, A Stifel Company at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by email at USCapitalMarkets@kbw.com, by fax at 1 (212) 581-1592, or by calling 1 (800) 966-1559; and Boenning & Scattergood, Inc., 4 Tower Bridge, 200 Barr Harbor Drive, West Conshohocken, PA 19428, Attn: Fixed Income Capital Markets, 1 (800) 883-1212.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally managed bank and trust company headquartered in Delaware and the greater Philadelphia region. As of September 30, 2020, WSFS Financial Corporation had $13.8 billion in assets on its balance sheet and $23.1 billion in assets under management and administration. WSFS operates from 115 offices, 90 of which are banking offices, located in Pennsylvania (54), Delaware (43), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services®, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name.

Forward-Looking Statements

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020, Form 10-Q for the quarter ended June 30, 2020, Form 10-Q for the quarter ended September 30, 2020, and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms “WSFS,” “the Company,” “registrant,” “we,” “us,” and “our” mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

Investor Relations Contact: Dominic C. Canuso

(302) 571-6833

dcanuso@wsfsbank.com

Media Contact: Rebecca Acevedo
(215) 253-5566

racevedo@wsfsbank.com

Source: WSFS Financial Corporation